SUB-ITEM 77E -
LEGAL PROCEEDINGS

       Since
February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as defendants
in several lawsuits,
that were consolidated
into a single action in the
United States District
 Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
 funds.  Without admitting
the validity of
any claim, Federated reached
a final settlement with the
Plaintiffs in these cases in
April 2011.